NEWS RELEASE

FOR IMMEDIATE RELEASE

April 29, 2013

CAPITOL FEDERAL FINANCIAL, INC.
REPORTS SECOND QUARTER FISCAL YEAR 2013 RESULTS

Topeka, KS - Capitol Federal® Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended March 31, 2013.  Detailed results will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which will be filed with the Securities and Exchange Commission (“SEC”) on or about May 6, 2013 and posted on our website, http://ir.capfed.com.  For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $17.7 million,
•	basic and diluted earnings per average share outstanding of $0.12,
•	net interest margin of 1.97%,
•	repurchased 2,813,700 shares of common stock at an average price of $11.85 per share, and
•	paid dividends of $11.0 million.

Comparison of Operating Results for the Quarters Ended March 31, 2013 and December 31, 2012

Net income increased $152 thousand, or 0.9%, from $17.6 million for the quarter ended December 31, 2012 to $17.7 million for the quarter ended March 31, 2013.  The net interest margin decreased four basis points, from 2.01% for the prior quarter, to 1.97% for the current quarter primarily as a result of continued downward pressure on loan and security yields.  Decreases in the cost of funds tempered the decrease in the net interest margin, but were not enough to fully offset the impact of decreasing asset yields.

Interest and Dividend Income

The weighted average yield on total interest-earning assets decreased nine basis points from the prior quarter to 3.33% for the current quarter and the average balance of interest-earning assets decreased $73.3 million between the two periods.  The decrease in the weighted average balance between the two periods was primarily in lower yielding assets; specifically the investment securities portfolio.  The average balance of the loan portfolio increased between the two periods; however, not enough to overcome the impact of the reduction in the loan portfolio yield between the two periods.

The following table presents the components of interest and dividend income for the time periods presented, along with the change in dollars and percent.  The decrease in interest income on loans receivable and mortgage-backed securities (“MBS”) was due primarily to a decrease in the weighted average yield of each portfolio.  The decrease in interest income on investment securities was due primarily to a decrease in the average balance of the portfolio between periods.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,936	$58,467	$(1,531)	(2.6)%
MBS	14,446	15,183	(737)	(4.9)
Investment securities	2,457	2,865	(408)	(14.2)
Capital stock of Federal Home Loan Bank (“FHLB”)	1,105	1,128	(23)	(2.0)
Cash and cash equivalents	36	33	3	9.1
Total interest and dividend income	$74,980	$77,676	$(2,696)	(3.5)%

The decrease in interest income on loans receivable was due to a 15 basis point decrease in the weighted average yield of the portfolio to 4.01% for the current quarter, partially offset by a $59.2 million increase in the average balance of the portfolio.  The decrease in the weighted average yield was due to the continued downward repricing of the existing portfolio due to endorsements and refinances, as well as to the origination and purchase of loans at rates less than the weighted average rate of the existing portfolio.  Also contributing to the decrease in the weighted average yield was a decrease in deferred fee amortization due primarily to a decrease in loan endorsement and refinance activity between periods.

The decrease in interest income on MBS was due primarily to a 10 basis point decrease in the average yield of the portfolio, from 2.60% for the prior quarter to 2.50% for the current quarter, and partially due to a $24.8 million decrease in the average balance of the portfolio.  The decrease in the average yield of the portfolio was due primarily to purchases of MBS during the quarter with yields less than the average yield on the existing portfolio, and the decrease in the average balance was due primarily to the timing of when purchases were made.

The decrease in interest income on investment securities was due primarily to a $113.1 million decrease in the average balance of the portfolio as a result of cash flows from calls and maturities not being replaced in their entirety; rather, the proceeds were used, in part, to fund loan activity and repay maturing repurchase agreements.

Interest Expense

The weighted average rate paid on total interest-bearing liabilities decreased five basis points from the prior quarter to 1.66% for the current quarter and the average balance of interest-bearing liabilities increased $70.0 million between the two periods. The increase in the average balance of interest-bearing liabilities was in lower rate deposit products while the average balance of certificates of deposit decreased between the two periods.

The following table presents the components of interest expense for the time periods presented, along with the change in dollars and percent. The decrease in interest expense on FHLB advances and deposits was due primarily to a decrease in the weighted average rate paid on the portfolios, as well as to there being fewer days during the current quarter as compared to the prior quarter.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$17,909	$18,628	$(719)	(3.9)%
Deposits	9,344	9,849	(505)	(5.1)
Repurchase agreements	3,407	3,569	(162)	(4.5)
Total interest expense	$30,660	$32,046	$(1,386)	(4.3)%

The weighted average rate paid on FHLB advances decreased five basis points, from 2.92% for the prior quarter to 2.87% for the current quarter.  The decrease in the weighted average rate paid on FHLB advances was due primarily to the current quarter including the full impact of the renewal of a $100.0 million advance during the prior quarter, which had an effective rate of 4.85%, to a new advance with a term of four years and a fixed contractual rate of 0.78%.  The decrease in the weighted average rate paid on the deposit portfolio was due primarily to a decrease in the weighted average rate paid on the certificate of deposit portfolio.  The weighted average rate paid on the certificate of deposit portfolio decreased four basis points, from 1.41% for the prior quarter to 1.37% for the current quarter.

Provision for Credit Losses

The Bank did not record a provision for credit losses during the current quarter, compared to $233 thousand recorded during the prior quarter.  The overall performance of our loan portfolio continued to improve during the current quarter as evidenced by the decline in net charge-offs and loans 90 or more days delinquent or in foreclosure.  Net charge-offs during the current quarter were $405 thousand compared to $856 thousand in the prior quarter.  Included in the current quarter and prior quarter were net charge-off amounts of $3 thousand and $369 thousand, respectively, related to loans that were discharged in a prior fiscal year under Chapter 7 bankruptcy that must be, in accordance with Office of Comptroller of Currency (“OCC”) regulations, evaluated for collateral value loss, even if they are current.  Loans 90 or more days delinquent or in foreclosure decreased $865 thousand, or 4.5%, from $19.0 million at December 31, 2012 to $18.2 million at March 31, 2013.

Other Income

The following table presents the components of other income for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
OTHER INCOME:
Retail fees and charges	$3,521	$3,992	$(471)	(11.8)%
Insurance commissions	979	571	408	71.5
Loan fees	418	467	(49)	(10.5)
Income from bank-owned life insurance (“BOLI”)	361	382	(21)	(5.5)
Other income, net	665	356	309	86.8
Total other income	$5,944	$5,768	$176	3.1%

The decrease in retail fees and charges was due primarily to a decrease in debit card income, due in part to seasonality, and service charges.  The increase in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers as a result of favorable claims experience during the prior year.

Other Expense

The following table presents the components of other expense for the time periods presented, along with the change in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
OTHER EXPENSES:
Salaries and employee benefits	$12,155	$12,181	$(26)	(0.2)%
Occupancy	2,391	2,318	73	3.1
Information technology and communications	2,232	2,198	34	1.5
Regulatory and outside services	1,290	1,765	(475)	(26.9)
Deposit and loan transaction costs	1,384	1,526	(142)	(9.3)
Federal insurance premium	1,116	1,114	2	0.2
Advertising and promotional	1,004	1,032	(28)	(2.7)
Other expenses, net	1,645	2,607	(962)	(36.9)
Total other expenses	$23,217	$24,741	$(1,524)	(6.2)%

The decrease in regulatory and outside services expense was due primarily to the timing of fees paid for external audit and tax preparation services. The decrease in other expenses, net was due primarily to a $638 thousand decrease in other real estate owned (“OREO”) operations expense, from $670 thousand for the prior quarter, to $32 thousand for the current quarter, along with a decrease in expenses related to our low-income housing partnerships.  Over the past 12 months, OREO properties were owned by Capitol Federal Savings Bank (the “Bank”), on average, for approximately five months before they were sold.

Income Tax Expense

Income tax expense was $9.3 million for the current quarter compared to $8.9 million for the prior quarter.  The effective income tax rate for the current quarter was 34.5% compared to 33.5% for the prior quarter.  The difference in the effective income tax rate between quarters was due primarily to items impacting the prior quarter, largely the filing of the Company’s income tax returns.  Management anticipates the effective tax rate for fiscal year 2013 will be approximately 34%, based on fiscal year 2013 estimates as of March 31, 2013.  This rate is lower than the prior year rate of 35.8% due primarily to higher deductible expenses associated with the Employee Stock Ownership Plan “ESOP”, and higher tax credits related to our low income housing partnerships.  Additionally, pre-tax income is anticipated to be lower than the prior year, due primarily to the items outlined in other expenses in the “Comparison of Operating Results for the Six Months Ended March 31, 2013 and 2012” discussion below, which results in all items impacting the income tax rate to have a larger impact on the overall effective tax rate than in fiscal year 2012.

Comparison of Operating Results for the Six Months Ended March 31, 2013 and 2012

For the six month period ended March 31, 2013, the Company recognized net income of $35.3 million, compared to net income of $38.1 million for the six month period ended March 31, 2012.  The $2.8 million, or 7.4%, decrease in net income was due primarily to an increase in other expenses and a decrease in net interest income, partially offset by a decrease in income tax expense and provision for credit losses.  The net interest margin decreased three basis points, from 2.02% for the prior year six month period to 1.99% for the current six month period, primarily as a result of a decrease in loan and security yields which more than offset the benefit received from a decrease in the cost of funds between the two periods.

Interest and Dividend Income

The weighted average yield on total interest-earning assets decreased 27 basis points from the prior year six month period to 3.38% for the current six month period and the average balance of interest-earning assets decreased $154.6 million from the prior year six month period.  The decrease in the weighted average balance between the two periods was primarily in lower yielding assets; specifically the investment securities portfolio, where the proceeds from securities called or maturing not reinvested in the portfolio were used largely to repurchase stock, pay dividends to stockholders, and fund loan activity.  The average balance of the loan portfolio increased between the two periods; however, not enough to overcome the impact of the reduction in the loan portfolio yield.

The following table presents the components of interest and dividend income for the time periods presented, along with the change in dollars and percent. The decrease in interest income on loans receivable and MBS was due primarily to a decrease in the weighted average yield of each portfolio.  The decrease in interest income on investment securities was due primarily to a decrease in the average balance of the portfolio between periods.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$115,403	$120,460	$(5,057)	(4.2)%
MBS	29,629	36,542	(6,913)	(18.9)
Investment securities	5,322	8,752	(3,430)	(39.2)
Capital stock of FHLB	2,233	2,202	31	1.4
Cash and cash equivalents	69	145	(76)	(52.4)
Total interest and dividend income	$152,656	$168,101	$(15,445)	(9.2)%

The average yield on the loans receivable portfolio decreased 54 basis points, from 4.62% for the prior year six month period to 4.08% for the current six month period.  The decrease in the weighted average yield was due to the continued downward repricing of the existing portfolio due to endorsements and refinances, as well as to the origination and purchase of loans at rates less than the weighted average rate of the existing portfolio.  The decrease in interest income on loans receivable resulting from the decrease in the average yield was partially offset by a $439.9 million increase in the average balance of the portfolio, which was primarily a result of a bulk loan purchase during the quarter ended September 30, 2012.  The average yield on the MBS portfolio decreased 48 basis points, from 3.03% during the prior year six month period to 2.55% for the current six month period.  The decrease in the average yield was due primarily to purchases of MBS between periods with yields less than the average yield on the existing portfolio.  The funds for these purchases were provided primarily from repayments and prepayments of higher yielding MBS.  The decrease in interest income on investment securities was due primarily to a $448.6 million decrease in the average balance of the portfolio, of which $257.1 million related to securities at the holding company.  The cash flows from calls and maturities of investment securities that were not reinvested in the portfolio were used to repurchase stock, pay dividends to stockholders, and fund loan activity.

Interest Expense

The weighted average rate paid on total interest-bearing liabilities decreased 35 basis points from the prior year six month period to 1.68% for the current six month period and the average balance of interest-bearing liabilities increased $67.0 million from the prior year six month period.  The increase in the average balance of interest-bearing liabilities was largely in lower rate deposit products while the average balance of certificates of deposit decreased between the two periods.

The following table presents the components of interest expense for the time periods presented, along with the change in dollars and percent. The decrease in interest expense on FHLB advances and deposits was due primarily to a decrease in the weighted average rate paid on the portfolios.  The decrease in interest expense on repurchase agreements was due primarily to a decrease in the average balance between periods.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
FHLB advances	$36,537	$42,782	$(6,245)	(14.6)%
Deposits	19,193	24,622	(5,429)	(22.0)
Repurchase agreements	6,976	7,857	(881)	(11.2)
Total interest expense	$62,706	$75,261	$(12,555)	(16.7)%

The weighted average rate paid on FHLB advances decreased 54 basis points, from 3.44% for the prior year six month period to 2.90% for the current six month period.  The decrease in the average rate paid was due to the renewal of advances between periods to lower rates, as well as to the prepayment of an advance during the second quarter of fiscal year 2012.  The decrease in the weighted average rate paid on the deposit portfolio was primarily due a decrease in the weighted average rate paid on the certificate of deposit and money market portfolios as the portfolios continued to reprice to lower market rates.  The weighted average rate paid on the certificate of deposit portfolio decreased 32 basis points, from 1.71% for the prior year six month period to 1.39% for the current six month period.  The weighted average rate paid on the money market portfolio decreased 12 basis points, from 0.34% for the prior year six month period to 0.22% for the current six month period.  The decrease in interest expense on repurchase agreements was due primarily to a $39.5 million decrease in the average balance between periods as a result of maturing agreements not being renewed; rather, the agreements were replaced with FHLB advances.

Provision for Credit Losses

The provision for credit losses for the current six month period was $233 thousand, compared to $2.0 million for the prior year six month period.  The decrease in the provision for credit losses between periods was a result of the improvement in the performance of our loan portfolio, as evidenced by the decline in net charge-offs and loans 90 or more days delinquent or in foreclosure. Net charge-offs during the current six month period were $1.3 million, of which $372 thousand related to loans that were discharged in a prior fiscal year under Chapter 7 bankruptcy that must be, in accordance with OCC regulations, evaluated for collateral value loss, even if they are current.  Net charge-offs during the prior year six month period were $4.9 million, of which $3.5 million was related to the implementation of a loan charge-off policy during January 2012.  OCC Call Report requirements do not permit the use of specific valuation allowances, which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  Loans 90 or more days delinquent or in foreclosure decreased $7.1 million, or 28.1%, from $25.3 million at March 31, 2012 to $18.2 million at March 31, 2013.

Other Income

The following table presents the components of other income for the time periods presented, along with the change in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
OTHER INCOME:
Retail fees and charges	$7,513	$8,018	$(505)	(6.3)%
Insurance commissions	1,550	1,343	207	15.4
Loan fees	885	1,135	(250)	(22.0)
BOLI	743	799	(56)	(7.0)
Other income, net	1,021	1,029	(8)	(0.8)
Total other income	$11,712	$12,324	$(612)	(5.0)%

The decrease in retail fees and charges was due primarily to a decrease in service charges and debit card income.  The decrease in loan fees was due primarily to a decrease in servicing fees received from sold loans as a result of a decrease in our sold loan portfolio.  The increase in insurance commissions was due largely to the receipt of annual commissions from certain insurance providers as a result of favorable claims experience during the prior year.

Other Expense

The following table presents the components of other expense for the time periods presented, along with the change in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2013	2012	Dollars	Percent
	(Dollars in thousands)
OTHER EXPENSES:
Salaries and employee benefits	$24,336	$21,173	$3,163	14.9%
Occupancy expense	4,709	4,170	539	12.9
Information technology and communications	4,430	3,664	766	20.9
Regulatory and outside services	3,055	2,548	507	19.9
Deposit and loan transaction costs	2,910	2,505	405	16.2
Federal insurance premium	2,230	2,176	54	2.5
Advertising and promotional	2,036	1,751	285	16.3
Other expenses, net	4,252	6,049	(1,797)	(29.7)
Total other expenses	$47,958	$44,036	$3,922	8.9%

The increase in salaries and employee benefits expense was due primarily to compensation expense on unallocated ESOP shares related to the $0.52 True Blue® dividend paid in December 2012, along with stock option and restricted stock grants in May 2012 and September 2012.  The increase in occupancy expense was due largely to an increase in depreciation expense and real estate taxes associated with the remodel of our home office.  The increase in information technology and communications expense was primarily related to maintenance and licensing expenses.  The increase in regulatory and outside services was due largely to professional services, along with the timing of fees paid for external audit and tax preparation services.  The increase in deposit and loan transaction costs was primarily related to loan activity.  The decrease in other expenses, net, was due primarily to a decrease in OREO operations expense, a decrease in office supplies and related expenses, and a recovery of valuation allowance expense on the mortgage-servicing rights asset compared to an impairment expense in the prior year.

We currently anticipate the following increases in other expenses during the full fiscal year 2013, as compared to the full fiscal year 2012:  (1) a $4.8 million increase in salaries and employee benefits due primarily to an estimated $2.7 million in compensation expense on unallocated ESOP shares as a result of the True Blue® and special year-end dividends paid and $1.4 million resulting from a full year’s impact of equity plan awards made in May 2012 and September 2012; (2) a $2.6 million increase in information technology and communications expense and occupancy expense as a result of an increase in licensing and maintenance expenses related to upgrades to our information technology infrastructure and an increase in depreciation expense associated with the remodel of our home office; and (3) a $1.1 million increase in advertising expense, which is due primarily to media campaigns that were delayed until fiscal year 2013.  We currently anticipate that the preceding increases in other expenses will be partially offset by an estimated $1.0 million decrease in other expenses, net, due primarily to decreases in OREO operations expense.

The final ESOP loan payment associated with the shares acquired in our initial public offering in March 1999 will be made on September 30, 2013.  As a result, salaries and employee benefits expense is currently anticipated to decrease approximately $4.5 million in fiscal year 2014, as compared to fiscal year 2013.  Additionally, we do not currently anticipate additional compensation expense on unallocated ESOP shares in fiscal year 2014, which would result in an additional decrease in salaries and employee benefit expense of $3.0 million, when compared to fiscal year 2013.

Income Tax Expense

Income tax expense was $18.2 million for the current six month period compared to $21.0 million for the prior year six month period.  The decrease in expense between periods was due primarily to a decrease in pretax income.  The effective tax rate for the current six month period was 34.0% compared to 35.5% for the prior year six month period.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2013	2012
INTEREST AND DIVIDEND INCOME:
Loans receivable	$56,936	$58,467	$115,403	$120,460
MBS	14,446	15,183	29,629	36,542
Investment securities	2,457	2,865	5,322	8,752
Capital stock of FHLB	1,105	1,128	2,233	2,202
Cash and cash equivalents	36	33	69	145
Total interest and dividend income	74,980	77,676	152,656	168,101

INTEREST EXPENSE:
FHLB advances	17,909	18,628	36,537	42,782
Deposits	9,344	9,849	19,193	24,622
Repurchase agreements	3,407	3,569	6,976	7,857
Total interest expense	30,660	32,046	62,706	75,261

NET INTEREST INCOME	44,320	45,630	89,950	92,840

PROVISION FOR CREDIT LOSSES	--	233	233	2,040
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	44,320	45,397	89,717	90,800

OTHER INCOME:
Retail fees and charges	3,521	3,992	7,513	8,018
Insurance commissions	979	571	1,550	1,343
Loan fees	418	467	885	1,135
BOLI	361	382	743	799
Other income, net	665	356	1,021	1,029
Total other income	5,944	5,768	11,712	12,324

OTHER EXPENSES:
Salaries and employee benefits	12,155	12,181	24,336	21,173
Occupancy	2,391	2,318	4,709	4,170
Information technology and communications	2,232	2,198	4,430	3,664
Regulatory and outside services	1,290	1,765	3,055	2,548
Deposit and loan transaction costs	1,384	1,526	2,910	2,505
Federal insurance premium	1,116	1,114	2,230	2,176
Advertising and promotional	1,004	1,032	2,036	1,751
Other expenses, net	1,645	2,607	4,252	6,049
Total other expenses	23,217	24,741	47,958	44,036
INCOME BEFORE INCOME TAX EXPENSE	27,047	26,424	53,471	59,088
INCOME TAX EXPENSE	9,332	8,861	18,193	20,984
NET INCOME	$17,715	$17,563	$35,278	$38,104

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods noted.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income	$17,715	$17,563	$35,278	$38,104
Income allocated to participating securities (unvested restricted stock)	(51)	(60)	(111)	--
Net income available to common stockholders	$17,664	$17,503	$35,167	$38,104

Average common shares outstanding	145,242,074	147,881,207	146,576,142	161,752,544
Average committed ESOP shares outstanding	139,531	1,500	69,757	70,130
Total basic average common shares outstanding	145,381,605	147,882,707	146,645,899	161,822,674

Effect of dilutive restricted stock	--	--	--	3,169
Effect of dilutive stock options	113	102	107	3,848

Total diluted average common shares outstanding	145,381,718	147,882,809	146,646,006	161,829,691

Net earnings per share:
Basic	$0.12	$0.12	$0.24	$0.24
Diluted	$0.12	$0.12	$0.24	$0.24

Antidilutive stock options and restricted stock, excluded
from the diluted average common shares
outstanding calculation	2,463,165	2,471,473	2,466,339	883,608

Financial Condition as of March 31, 2013

Total assets increased $15.4 million, from $9.38 billion at September 30, 2012 to $9.39 billion at March 31, 2013, due primarily to a $107.2 million increase in the loan portfolio and a $97.5 million increase in other assets, partially offset by a $95.6 million decrease in the securities portfolio and a $93.1 million decrease in cash and cash equivalents.  The net increase in the loan portfolio was due primarily to one- to four-family loan originations and correspondent purchases outpacing principal repayments during the current six month period.  As of March 31, 2013, the Bank had 26 active correspondent lending relationships in 21 states.  The increase in other assets was due primarily to a $100.0 million FHLB advance commitment, which settled in early April 2013.  Of the $95.6 million decrease in the securities portfolio, $60.0 million related to securities at the holding company level, the proceeds from which were used to pay dividends to stockholders and repurchase stock.  The remaining cash flows from the securities portfolio which were not reinvested, along with cash were used, in part, to fund loan activity and repay $50 million of repurchase agreements that matured during the current quarter.  At March 31, 2013, Capitol Federal Financial, Inc., at the holding company level, had $206.3 million on deposit at the Bank.

Economic conditions in the Bank’s local market areas have a significant impact on the ability of borrowers to repay loans and the value of the collateral securing these loans.  As of March 2013, the unemployment rate was 5.6% for Kansas and 6.7% for Missouri, compared to the national average of 7.6% based on information from the Bureau of Economic Analysis.  The unemployment rate remains low in our market areas, relative to the national average, due to diversified industries within our market areas, primarily in the Kansas City metropolitan statistical area.    Our Kansas City market area, which comprises the largest segment of our loan portfolio and deposit base, has an average household income of approximately $79 thousand per annum, based on 2012 estimates from the American Community Survey, which is a statistical survey by the U.S. Census Bureau.  The average household income in our combined market areas is approximately $68 thousand per annum, with 92% of the population at or above the poverty level, also based on the 2012 estimates from the American Community Survey. The Federal Housing Finance Agency price index for Kansas and Missouri has not experienced significant fluctuations during the past 10 years, unlike other market areas of the United States, which indicates relative stability historically in property values in our local market areas.

As a portfolio lender focused on delivering outstanding customer service while acquiring quality assets, the ability of our borrowers to repay has always been paramount in our business model.  Although we continue to evaluate the recently issued “qualified mortgage” rules by the Consumer Financial Protection Bureau, we currently anticipate that the impact to our overall book of business will generally be minimal.

The following table presents delinquent and non-performing loans, OREO, allowance for credit losses (“ACL”) and related ratios as of the dates shown.  In accordance with the OCC Call Report requirements, troubled debt restructurings (“TDRs”) that were either nonaccrual at the time of restructuring or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms are reported as nonaccrual loans.  During July 2012, the OCC provided guidance to the industry regarding loans that had been discharged under Chapter 7 bankruptcy proceedings where the borrower has not reaffirmed the debt owed to the lender.  The OCC requires that these loans be reported as TDRs and nonaccrual, even if they are current.  Our balance of loans 90 or more days delinquent or in foreclosure continues to improve; however, implementation of the above noted OCC guidance has kept our balance of non-performing loans relatively elevated.  The principal balance of loans required by the OCC to be reported as nonaccrual, even if they are current, was $8.2 million, $12.4 million, and $5.1 million at March 31, 2013, September 30, 2012, and March 31, 2012, respectively.

	March 31, 2013	September 30, 2012	March 31, 2012
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$24,785	$23,270	$21,735

Loans 90 or more days delinquent or in foreclosure	18,156	19,450	25,264
Nonaccrual loans less than 90 days delinquent(1)	8,187	12,374	5,105
Total non-performing loans	26,343	31,824	30,369
OREO	6,682	8,047	11,799
Total non-performing assets	33,025	39,871	42,168

ACL balance	10,072	11,100	12,559

Non-performing loans to total loans	0.46%	0.57%	0.58%
Non-performing assets to total assets	0.35%	0.43%	0.44%
ACL as a percentage of total loans	0.18%	0.20%	0.24%
ACL as a percentage of total non-performing loans	38.23%	34.88%	41.35%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At March 31, 2013, September 30, 2012, and March 31, 2012, this amount was comprised of $975 thousand, $1.2 million, and $635 thousand, respectively, of loans that were 30 to 89 days delinquent and $7.2 million, $11.2 million, and $4.5 million, respectively, of loans that were current.

Total liabilities increased $178.9 million, from $7.57 billion at September 30, 2012, to $7.75 billion at March 31, 2013 due primarily to a $142.9 million increase in deposits and a $100.0 million FHLB advance commitment, partially offset by the repayment of $50.0 million of repurchase agreements that matured during the current quarter.  The increase in the deposit portfolio was due primarily to an $81.8 million increase in the checking portfolio, a $45.4 million increase in the money market portfolio, and a $20.3 million increase in the savings portfolio, partially offset by a $4.6 million decrease in the certificate of deposit portfolio.  The decrease in the certificate of deposit portfolio was due primarily to a decrease in floating rate certificates of deposit, partially offset by an increase in public unit deposits.  Additionally, fixed-rate retail certificates of deposit decreased slightly and there was a shift in this portfolio from certificates of deposit with a term of 30 months or less to those with a term of 36 months or more, primarily to 36 and 60 month terms. The $100.0 million FHLB advance commitment settled in early April 2013.  The FHLB advance has a six year term and a fixed contractual rate of 1.29%.  Proceeds from the FHLB advance will largely be used to replace the $50.0 million of repurchase agreements that matured and also fund upcoming maturities of repurchase agreements.

Stockholders’ equity decreased $163.5 million, from $1.81 billion at September 30, 2012 to $1.64 billion at March 31, 2013.  The decrease was due primarily to the payment of $125.3 million of dividends and the repurchase of $72.0 million of stock, partially offset by net income of $35.3 million.

The $125.3 million of dividends paid during the current six month period consisted of a $0.52 per share, or $76.5 million, True Blue® dividend, an $0.18 per share, or $26.6 million, special year-end dividend related to fiscal year 2012 earnings, per the Company’s dividend policy, and two regular quarterly dividends of $0.075 per share each, totaling $0.15 per share, or $22.2 million.  On April 17, 2013, the Company declared a regular quarterly cash dividend of $0.075 per share, or approximately $10.8 million, payable on May 17, 2013 to stockholders of record as of the close of business on May 3, 2013.  Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

In December 2011, the Company announced that its Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  The Company began repurchasing common stock during the second quarter of fiscal year 2012 and completed the plan during the current quarter, having repurchased 16,360,654 shares at an average price of $11.80 per share.  In November 2012, the Company announced its Board of Directors approved a new $175.0 million stock repurchase program to commence upon the completion of the aforementioned $193.0 million repurchase plan.  As of March 31, 2013, 2,359,430 shares had been repurchased under the new plan at an average price of $11.86 per share, or $28.0 million.  Subsequent to March 31, 2013 and through April 12, 2013, the Company repurchased 343,536 shares at an average price of $11.91 per share.  The new plan, under which $142.9 million remained available as of April 12, 2013, has no expiration date.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	March 31, 2013	September 30, 2012	March 31, 2012
	(Dollars in thousands)
Stockholders’ equity	$1,643,007	$1,806,458	$1,912,472
Equity to total assets at end of period	17.5%	19.3%	20.0%

The following table presents a reconciliation of total and net shares outstanding as of March 31, 2013.

Total shares outstanding	149,301,782
Less unallocated ESOP shares and unvested restricted stock	(5,126,186)
Net shares outstanding	144,175,596

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	March 31,	September 30,
	2013	2012
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $30,975 and $127,544)	$48,574	$141,705
Securities:
Available-for-sale (“AFS”) at estimated fair value (amortized cost of $1,216,857 and $1,367,925)	1,245,443	1,406,844
Held-to-maturity at amortized cost (estimated fair value of $2,014,843 and $1,969,899)	1,953,779	1,887,947
Loans receivable, net (of ACL of $10,072 and $11,100)	5,715,273	5,608,083
BOLI	58,756	58,012
Capital stock of FHLB, at cost	130,680	132,971
Accrued interest receivable	24,447	26,092
Premises and equipment, net	61,754	57,766
OREO	6,682	8,047
Other assets	148,330	50,837
TOTAL ASSETS	$9,393,718	$9,378,304

LIABILITIES:
Deposits	$4,693,573	$4,550,643
Advances from FHLB, net	2,634,465	2,530,322
Repurchase agreements	315,000	365,000
Advance payments by borrowers for taxes and insurance	49,959	55,642
Income taxes payable	3,199	918
Deferred income tax liabilities, net	22,500	25,042
Accounts payable and accrued expenses	32,015	44,279
Total liabilities	7,750,711	7,571,846

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; no shares issued or outstanding	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized; 149,301,782 and 155,379,739
shares issued and outstanding as of March 31, 2013 and September 30, 2012, respectively	1,493	1,554
Additional paid-in capital	1,245,057	1,292,122
Unearned compensation, ESOP	(46,089)	(47,575)
Retained earnings	424,765	536,150
Accumulated other comprehensive income, net of tax	17,781	24,207
Total stockholders’ equity	1,643,007	1,806,458
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,393,718	$9,378,304

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of March 31, 2013, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at March 31, 2013 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	“Well-Capitalized”
	Ratios	Status
Tier 1 leverage ratio	14.5%	5.0%
Tier 1 risk-based capital	35.9%	6.0%
Total risk-based capital	36.1%	10.0%

A reconciliation of the Bank’s equity under accounting principles generally accepted in the United States of America (“GAAP”) to regulatory capital amounts as of March 31, 2013 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,378,352
Unrealized gains on AFS securities	(17,781)
Total Tier 1 capital	1,360,571
ACL	10,072
Total risk-based capital	$1,370,643

Capitol Federal Financial, Inc. is the holding company for the Bank.  The Bank has 46 branch locations in Kansas and Missouri.  The Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by Capitol Federal Financial, Inc. with the SEC.  Actual results may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts and percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and ACL) as of the dates indicated.   The average rate of the portfolio decreased 21 basis points from September 30, 2012 and 51 basis points from March 31, 2012, to 3.94% at March 31, 2013.  The decrease in the average rates from September 30, 2012 and March 31, 2012 was due primarily to the endorsement and refinance of loans at current market rates, as well as to the origination and purchase of loans between periods with rates less than the average rate of the existing portfolio.

	March 31, 2013			September 30, 2012			March 31, 2012
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,508,452	3.89%	95.6%	$5,392,429	4.10%	95.5%	$5,010,076	4.40%	95.0%
Multi-family and commercial	46,579	5.62	0.8	48,623	5.64	0.9	52,421	6.15	1.0
Construction	64,572	3.87	1.1	52,254	4.08	0.9	52,390	4.22	1.0
Total real estate loans	5,619,603	3.90	97.5	5,493,306	4.11	97.3	5,114,887	4.42	97.0

Consumer Loans:
Home equity	137,380	5.36	2.4	149,321	5.42	2.6	153,345	5.46	2.9
Other	6,072	4.50	0.1	6,529	4.77	0.1	7,064	4.79	0.1
Total consumer loans	143,452	5.32	2.5	155,850	5.39	2.7	160,409	5.43	3.0

Total loans receivable	5,763,055	3.94%	100.0%	5,649,156	4.15%	100.0%	5,275,296	4.45%	100.0%

Less:
Undisbursed loan funds	32,619			22,874			29,425
ACL	10,072			11,100			12,559
Discounts/unearned loan fees	22,149			21,468			20,844
Premiums/deferred costs	(17,058)			(14,369)			(11,710)
Total loans receivable, net	$5,715,273			$5,608,083			$5,224,178

The following table presents the balance, percentage of total one- to four-family loans, weighted average credit score, loan-to-value (“LTV”) ratio, and the average balance per loan for our one- to four-family loans at the dates presented.  Credit scores are typically updated during the last month of the quarter and are obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal or broker price opinion.  In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2013					September 30, 2012					March 31, 2012
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Balance	Total	Score	LTV	Balance	Balance	Total	Score	LTV	Balance	Balance	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$4,020,666	73.0%	763	65%	$125	$4,032,581	74.8%	763	65%	$124	$3,986,957	81.0%	763	66%	$123
Correspondent purchased	764,862	13.9	763	66	341	575,502	10.7	761	65	326	396,063	8.1	759	64	290
Bulk purchased	722,924	13.1	749	67	316	784,346	14.5	749	67	316	535,758	10.9	740	60	252
	$5,508,452	100.0%	761	65%	$150	$5,392,429	100.0%	761	65%	$147	$4,918,778	100.0%	760	65%	$137

The following tables summarize the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ACL.  Loans that were paid-off as a result of refinances are included in repayments.  Purchased loans include purchases from correspondent and nationwide lenders.  Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are, however, included in the ending loan portfolio balance and rate.  During the current quarter, the Bank endorsed $122.1 million of one- to four-family loans, reducing the average rate on those loans by 118 basis points.

	For the Three Months Ended
	March 31, 2013		December 31, 2012		September 30, 2012		June 30, 2012
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,687,893	4.04%	$5,649,156	4.15%	$5,256,803	4.37%	$5,275,296	4.45%
Originated and refinanced:
Fixed	179,828	3.26	209,873	3.26	220,934	3.51	151,724	3.78
Adjustable	22,676	3.94	39,964	3.58	50,533	3.50	42,802	3.74
Purchased and participations:
Fixed	119,334	3.22	88,763	3.45	90,939	3.62	34,567	3.94
Adjustable	19,145	2.64	21,434	2.70	360,463	2.49	12,722	3.00
Repayments	(262,865)		(318,332)		(327,972)		(256,221)
Principal charge-offs, net	(405)		(856)		(677)		(782)
Other(1)	(2,551)		(2,109)		(1,867)		(3,305)
Ending balance	$5,763,055	3.94%	$5,687,893	4.04%	$5,649,156	4.15%	$5,256,803	4.37%

	For the Six Months Ended
	March 31, 2013		March 31, 2012
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,649,156	4.15%	$5,195,876	4.69%
Originated and refinanced:
Fixed	389,701	3.26	319,493	3.78
Adjustable	62,640	3.71	98,460	3.58
Purchased and participations:
Fixed	208,097	3.32	75,965	4.14
Adjustable	40,579	2.67	69,632	3.62
Repayments	(581,197)		(476,131)
Principal charge-offs, net	(1,261)		(4,553)
Other(1)	(4,660)		(3,446)
Ending balance	$5,763,055	3.94%	$5,275,296	4.45%

(1)	“Other” consists of transfers to OREO, endorsement fees advanced and changes in commitments.

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2013			March 31, 2013
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$105,724	2.75%	31.0%	$218,063	2.80%	31.1%
> 15 years	192,169	3.49	56.4	373,910	3.52	53.3
Multi-family and commercial real estate	497	5.75	0.1	4,347	5.09	0.6
Home equity	542	6.16	0.1	998	6.07	0.1
Other	230	9.17	0.1	480	8.56	0.1
Total fixed-rate	299,162	3.24	87.7	597,798	3.28	85.2

Adjustable-Rate:
One- to four-family:
<= 36 months	669	2.20	0.2	2,738	2.24	0.4
> 36 months	26,316	2.65	7.7	68,455	2.68	9.8
Home equity	14,509	4.67	4.3	31,275	4.76	4.5
Other	327	3.36	0.1	751	3.09	0.1
Total adjustable-rate	41,821	3.35	12.3	103,219	3.30	14.8

Total originated, refinanced and purchased	$340,983	3.25%	100.0%	$701,017	3.28%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$119,334	3.22%		$204,247	3.28%
Participations - commercial real estate	--	--		3,850	5.00
Total fixed-rate purchased/participations	119,334	3.22		208,097	3.32

Adjustable-Rate:
Correspondent - one- to four-family	19,145	2.64		40,579	2.67

Total purchased/participation loans	$138,479	3.14%		$248,676	3.21%

The following table presents originated, refinanced, and purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, for the periods indicated.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2013			March 31, 2013
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$101,576	75%	759	$224,092	75%	764
Refinanced by Bank customers	84,823	67	762	194,248	67	767
Correspondent purchased	138,479	70	766	244,826	69	767
	$324,878	71%	763	$663,166	71%	766

The following table presents one- to four-family loan originations, which includes correspondent purchases, for the top 12 states based on year-to-date volume, excluding endorsement activity, for the periods indicated.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2013			March 31, 2013
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$174,665	53.8%	3.21%	$394,511	59.5%	3.20%
Missouri	86,744	26.7	3.15	163,097	24.6	3.15
Texas	27,248	8.4	3.15	44,057	6.6	3.26
Oklahoma	11,965	3.7	3.20	18,585	2.8	3.24
Tennessee	10,216	3.2	3.15	15,765	2.4	3.23
Alabama	3,633	1.1	2.55	10,487	1.6	3.00
North Carolina	2,716	0.8	3.14	3,734	0.6	3.26
Nebraska	756	0.2	2.88	2,981	0.4	3.54
Colorado	1,105	0.3	2.89	2,386	0.4	3.12
Arkansas	1,761	0.6	3.53	2,338	0.3	3.62
Maine	1,111	0.3	3.02	1,776	0.3	3.04
Minnesota	1,332	0.4	3.03	1,332	0.2	3.03
Other states	1,626	0.5	3.24	2,117	0.3	3.26
	$324,878	100.0%	3.18%	$663,166	100.0%	3.19%

The following tables present the annualized prepayment speeds of our one- to four-family loan portfolio, including construction and non-performing loans, for the quarters ended March 31, 2013 and December 31, 2012.  Prepayment speeds decreased from December 31, 2012 to March 31, 2013.  For additional discussion regarding prepayment information, see “Average Rates and Lives”.  The terms presented in the tables below represent the original terms for our fixed-rate loans, and current terms to repricing for our adjustable-rate loans.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

	March 31, 2013
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,125,362	21.3%	14.9%
More than 15 years	3,280,487	24.8	12.7
	4,405,849	23.9	13.3

Adjustable-rate one-to four-family loans:
36 months or less	860,268	14.5	12.4
More than 36 months	293,121	20.2	17.4
	1,153,389	16.0	13.7
Total one-to four-family loans	$5,559,238	22.2%	13.3%

	December 31, 2012
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
Fixed-rate one-to four-family loans:
15 years or less	$1,087,793	34.9%	20.3%
More than 15 years	3,214,118	43.4	17.8
	4,301,911	41.2	18.4

Adjustable-rate one-to four-family loans:
36 months or less	869,767	16.3	14.2
More than 36 months	305,129	23.3	15.7
	1,174,896	18.1	14.6
Total one-to four-family loans	$5,476,807	36.3%	17.6%

Asset Quality

The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO at the dates indicated.  Non-performing loans are loans that are 90 or more days delinquent or in foreclosure or nonaccrual loans less than 90 days delinquent, but are required to be reported as nonaccrual pursuant to OCC Call Report requirements. Management believes that it is unlikely the balances of loans 30 to 89 days delinquent, non-performing loans, and OREO will decrease significantly from their current levels, and will likely stay within a range seen during the past year, though no assurance can be given in this regard.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2013		December 31, 2012		September 30, 2012		March 31, 2012
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 30 to 89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	124	$13,718	156	$15,182	142	$14,178	118	$12,725
Correspondent purchased	5	1,054	2	243	3	770	4	709
Bulk purchased	42	9,190	35	6,622	39	7,695	38	7,343
Consumer Loans:
Home equity	40	719	42	966	28	521	33	616
Other	14	104	10	188	16	106	20	342
	225	$24,785	245	$23,201	228	$23,270	213	$21,735
30 to 89 days delinquent loans
to total loans receivable, net		0.43%		0.41%		0.41%		0.42%

	Non-Performing Loans and OREO at:
	March 31, 2013		December 31, 2012		September 30, 2012		March 31, 2012
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 90 or More Days Delinquent or in Foreclosure:	(Dollars in thousands)
One- to four-family:
Originated	85	$7,687	83	$7,395	86	$7,885	99	$10,545
Correspondent purchased	4	642	6	815	5	722	4	1,897
Bulk purchased	40	9,408	43	10,378	43	10,447	49	12,485
Consumer Loans:
Home equity	22	393	21	357	19	369	14	327
Other	5	26	14	76	4	27	4	10
	156	18,156	167	19,021	157	19,450	170	25,264
Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	61	6,893	66	7,246	77	8,815	29	4,313
Correspondent purchased	1	433	3	657	4	686	2	458
Bulk purchased	4	711	7	1,450	10	2,405	1	324
Consumer Loans:
Home equity	7	150	17	342	22	456	1	10
Other	--	--	1	11	1	12	--	--
	73	8,187	94	9,706	114	12,374	33	5,105
Total non-performing loans	229	26,343	261	28,727	271	31,824	203	30,369

Non-performing loans as a percentage of total loans		0.46%		0.51%		0.57%		0.58%

OREO:
One- to four-family:
Originated(2)	51	4,219	51	3,639	59	5,374	71	6,996
Correspondent purchased	2	173	--	--	1	92	5	429
Bulk purchased	5	830	7	1,188	6	1,172	11	2,851
Consumer Loans:
Home equity	4	60	2	32	1	9	2	21
Other(3)	1	1,400	1	1,400	1	1,400	1	1,502
	63	6,682	61	6,259	68	8,047	90	11,799
Total non-performing assets	292	$33,025	322	$34,986	339	$39,871	293	$42,168

Non-performing assets as a percentage of total assets		0.35%		0.38%		0.43%		0.44%

(1)

Represents loans required to be reported as nonaccrual by the OCC regardless of delinquency status.  At March 31, 2013,  December 31, 2012, September 30, 2012, and March 31,  2012, this amount was comprised of $975 thousand, $1.8 million, $1.2 million,  and $635 thousand, respectively, of loans that were 30 to 89 days delinquent and $7.2 million, $7.9 million, $11.2 million, and $4.5 million, respectively, of loans that were current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.
(3)	Other represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated.    Of the $1.3 million of net charge-offs during the six months ended March 31, 2013, $372 thousand were due to loans that were discharged in a prior fiscal year under Chapter 7 bankruptcy that must be, in accordance with OCC regulations, evaluated for collateral value loss, even if they are current.    In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of specific valuation allowances (“SVAs”), which the Bank was previously utilizing for potential loan losses, as permitted by the Bank’s previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter and are reflected in the activity for the related periods below.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact as the amounts were expensed in previous periods.

	For the Three Months Ended		For the Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(Dollars in thousands)
Balance at beginning of period	$10,477	$15,605	$11,100	$15,465
Charge-offs:
One- to four-family loans - originated	282	417	490	507
One- to four-family loans - correspondent purchased	2	80	13	80
One- to four-family loans - bulk purchased	153	3,850	685	4,154
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	19	186	128	186
Other consumer loans	1	13	7	19
Total charge-offs	457	4,546	1,323	4,946
Recoveries:
One- to four-family loans - originated	--	--	--	--
One- to four-family loans - correspondent purchased	--	--	--	--
One- to four-family loans - bulk purchased	42	--	42	--
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	9	--	19	--
Other consumer loans	1	--	1	--
Recoveries	52	--	62	--
Net charge-offs	405	4,546	1,261	4,946
Provision for credit losses	--	1,500	233	2,040
Balance at end of period	$10,072	$12,559	$10,072	$12,559

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.01%	0.09%	0.02%	0.10%
Ratio of net charge-offs during the period to
average non-performing assets	1.19	11.11	3.46	12.37
ACL to non-performing loans at end of period	38.23	41.35
ACL to loans receivable, net at end of period	0.18	0.24

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The total securities portfolio increased $41.8 million, or 1.3%, from December 31, 2012 to March 31, 2013 due primarily to purchases of fixed-rate MBS.  Included in the $907.4 million of fixed-rate GSE debentures at September 30, 2012 was $60.0 million of securities at the holding company. The holding company’s securities matured during the December 31, 2012 quarter.  Overall, fixed-rate securities comprised 78% of these portfolios at March 31, 2013.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. government sponsored enterprises (“GSEs”).  The weighted average life (“WAL”) is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2013			December 31, 2012			September 30, 2012
	Balance	Yield	WAL	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,650,657	2.41%	3.1	$1,559,219	2.60%	3.0	$1,505,480	2.85%	3.1
GSE debentures	794,920	1.05	2.3	787,666	1.10	1.6	907,386	1.14	0.8
Municipal bonds	41,134	2.90	1.8	44,379	2.89	1.9	47,769	2.94	2.0
Total fixed-rate securities	2,486,711	1.98	2.8	2,391,264	2.11	2.5	2,460,635	2.22	2.2

Adjustable-rate securities:
MBS	681,095	2.55	4.9	734,655	2.63	5.1	792,325	2.65	5.8
Trust preferred securities	2,830	1.54	24.2	2,900	1.56	24.5	2,912	1.65	24.7
Total adjustable-rate securities	683,925	2.55	5.0	737,555	2.62	5.2	795,237	2.64	5.9
Total securities portfolio	$3,170,636	2.11%	3.3	$3,128,819	2.23%	3.1	$3,255,872	2.33%	3.1

MBS:  The following tables provide a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The beginning and ending WAL is the estimated remaining maturity (in years) after three-month historical prepayment speeds have been applied.  MBS purchased during the six months ended March 31, 2013 were generally comprised of loans with contractual terms-to-maturity of 15 years or less so as to help mitigate exposure to rising interest rates.  The net balance of premiums/(discounts) on our portfolio of MBS was $23.5 million at March 31, 2013.

	For the Three Months Ended
	March 31, 2013			December 31, 2012			September 30, 2012			June 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,324,187	2.61%	3.7	$2,332,942	2.78%	4.0	$2,510,659	2.86%	4.6	$2,626,544	2.91%	5.1
Maturities and repayments	(187,308)			(194,769)			(175,776)			(152,162)
Net amortization of premiums/(discounts)	(2,124)			(2,124)			(1,875)			(1,625)
Purchases:
Fixed	227,310	1.24	4.0	192,962	1.23	3.9	--	--	--	41,510	1.91	4.4
Change in valuation on AFS securities	(3,970)			(4,824)			(66)			(3,608)
Ending balance - carrying value	$2,358,095	2.45%	3.6	$2,324,187	2.61%	3.7	$2,332,942	2.78%	4.0	$2,510,659	2.86%	4.6

	For the Six Months Ended
	March 31, 2013			March 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$2,332,942	2.78%	4.0	$2,412,076	3.26%	5.3
Maturities and repayments	(382,077)			(295,259)
Net amortization of premiums/(discounts)	(4,248)			(3,057)
Purchases:
Fixed	420,272	1.24	3.9	439,979	1.93	4.4
Adjustable	--	--	--	75,754	1.84	5.7
Change in valuation on AFS securities	(8,794)			(2,949)
Ending balance - carrying value	$2,358,095	2.45%	3.6	$2,626,544	2.91%	5.1

Investment Securities:  The following tables provide a summary of the activity of investment securities for the periods presented.  The yields and WALs for purchases are presented as recorded at the time of purchase.  The yields for the beginning balances are as of the last day of the period previous to the period presented and the yields for the ending balances are as of the last day of the period presented.  The beginning and ending WALs represent the estimated remaining maturity (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.    Of the $379.4 million of fixed-rate investment securities purchased during the six months ended March 31, 2013, $379.2 million are callable.

	For the Three Months Ended
	March 31, 2013			December 31, 2012			September 30, 2012			June 30, 2012
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$837,433	1.20%	1.7	$961,849	1.23%	1.0	$1,195,589	1.23%	0.9	$1,253,937	1.22%	1.5
Maturities and calls	(171,009)			(327,323)			(309,012)			(112,150)
Net amortization of premiums/(discounts)	(97)			(170)			(331)			(553)
Purchases:
Fixed	175,045	0.91	2.5	204,371	1.01	1.4	75,190	0.80	2.2	52,141	0.98	3.0
Change in valuation of AFS securities	(245)			(1,294)			413			2,214
Ending balance - carrying value	$841,127	1.14%	2.3	$837,433	1.20%	1.7	$961,849	1.23%	1.0	$1,195,589	1.23%	0.9

	For the Six Months Ended
	March 31, 2013			March 31, 2012
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$961,849	1.23%	1.0	$1,444,480	1.17%	1.0
Maturities and calls	(498,332)			(753,297)
Net amortization of premiums/(discounts)	(267)			(1,221)
Purchases:
Fixed	379,416	0.96	1.9	563,970	1.14	2.8
Change in valuation of AFS securities	(1,539)			5
Ending balance - carrying value	$841,127	1.14%	2.3	$1,253,937	1.22%	1.5

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market, retail certificates of deposit, and public units/brokered deposits at the dates presented.

	March 31, 2013			December 31, 2012			September 30, 2012
		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$688,354	0.04%	14.7%	$656,239	0.04%	14.3%	$606,504	0.04%	13.3%
Savings	281,219	0.10	6.0	265,195	0.11	5.8	260,933	0.11	5.8
Money market	1,156,404	0.19	24.6	1,142,990	0.22	25.0	1,110,962	0.25	24.4
Retail certificates of deposit	2,287,360	1.40	48.7	2,246,908	1.46	49.0	2,295,941	1.49	50.4
Public units/brokered deposits	280,236	0.96	6.0	270,831	1.00	5.9	276,303	0.98	6.1
	$4,693,573	0.80%	100.0%	$4,582,163	0.84%	100.0%	$4,550,643	0.89%	100.0%

As of March 31, 2013, certificates of deposit were scheduled to mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to	More than	Total
Rate range	or less	2 years	3 years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$795,232	$239,836	$32,775	$458	$1,068,301	0.52%
1.00 – 1.99%	111,485	230,091	154,906	313,318	809,800	1.42
2.00 – 2.99%	202,443	209,531	195,183	18,185	625,342	2.51
3.00 – 3.99%	41,397	13,784	7,248	520	62,949	3.16
4.00 – 4.99%	663	251	290	--	1,204	4.50
	$1,151,220	$693,493	$390,402	$332,481	$2,567,596	1.35%

Percent of total	44.8%	27.0%	15.2%	13.0%
Weighted average rate	1.02	1.47	1.94	1.59
Weighted average maturity (in years)	0.4	1.5	2.4	3.7	1.4
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of March 31, 2013.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2013	$225,000	$95,000	3.90%	3.90%
2014	450,000	100,000	3.33	3.95
2015	600,000	20,000	1.73	1.95
2016	575,000	--	2.29	2.91
2017	500,000	--	2.69	2.72
2018	200,000	100,000	2.90	2.90
2019	100,000	--	1.29	1.29
	$2,650,000	$315,000	2.64%	2.92%

(1)

The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to terminated interest rate swaps.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of borrowings and certificates of deposit, split between retail and public unit/brokered deposit amounts, for the next four quarters as of March 31, 2013.

		Weighted		Weighted	Public Unit/	Weighted		Weighted
		Average	Retail	Average	Brokered	Average		Average
Maturity by	Borrowings	Repricing	Certificate	Repricing	Deposit	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2013	$250,000	3.81%	$273,161	1.14%	$104,562	0.52%	$627,723	2.10%
September 30, 2013	70,000	4.23	322,318	1.19	24,021	0.18	416,339	1.64
December 31, 2013	150,000	3.16	203,882	0.92	10,173	0.75	364,055	1.84
March 31, 2014	200,000	5.01	201,593	1.12	11,510	0.25	413,103	2.98
	$670,000	4.06%	$1,000,954	1.11%	$150,266	0.46%	$1,821,220	2.14%

The following tables present FHLB advance activity, at par, and repurchase agreement activity for the periods shown.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.  Rates on new borrowings are fixed-rate.  The new $100.0 million FHLB advance in the current quarter represents an outstanding FHLB advance commitment at March 31, 2013 that settled in early April 2013.  The new advance has a term of 72 months at a rate of 1.29%.  This replaces $50.0 million of repurchase agreements that matured late during the current quarter which had a weighted average rate of 3.48%.  In early April 2013, $25.0 million of repurchase agreements matured with a rate of 3.33%.  In May 2013, $225.0 million of advances are scheduled to mature with a weighted average rate of 3.86%.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2013			December 31, 2012			September 30, 2012			June 30, 2012
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,915,000	2.99%	2.6	$2,915,000	3.13%	2.7	$2,915,000	3.25%	2.8	$2,915,000	3.24%	3.1
Maturities and prepayments:
FHLB advances	--	--		(100,000)	4.85		(100,000)	4.27		--	--
Repurchase agreements	(50,000)	3.48		--	--		--	--		--	--
New borrowings:
FHLB advances	100,000	1.29	6.0	100,000	0.78	4.0	100,000	0.83	4.0	--	--	--
Ending balance	$2,965,000	2.92%	2.5	$2,915,000	2.99%	2.6	$2,915,000	3.13%	2.7	$2,915,000	3.25%	2.8

	For the Six Months Ended
	March 31, 2013			March 31, 2012
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.13%	2.7	$2,915,000	3.76%	3.0
Maturities and prepayments:
FHLB advances	(100,000)	4.85		(450,000)	3.38
Repurchase agreements	(50,000)	3.48		(150,000)	4.41
New borrowings:
FHLB advances	200,000	1.04	5.0	600,000	1.14	3.2
Ending principal balance	$2,965,000	2.92%	2.5	$2,915,000	3.24%	3.1

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years) for major categories of our assets and liabilities as of March 31, 2013.  Yields presented for investment securities and MBS include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield.  For loans receivable, the stated interest rate is shown, which does not include any adjustments to the yield.  The interest rate presented for borrowings is the effective rate, which includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to interest rate swaps previously terminated.

	March 31, 2013			December 31, 2012
	Amount	Yield/Rate	WAL	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities(1)	$841,127	1.14%	2.3	$837,433	1.20%	1.7
MBS(1)	2,358,095	2.45	3.6	2,324,187	2.61	3.7
Loans receivable:(2)
Fixed-rate one- to four-family:
<= 15 years	1,125,356	3.70	3.5	1,087,787	3.84	2.9
> 15 years	3,237,793	4.29	5.4	3,176,924	4.40	4.2
All other fixed-rate loans	118,288	5.37	3.3	115,526	5.53	3.0
Total fixed-rate loans	4,481,437	4.17	4.8	4,380,237	4.29	3.8

Adjustable-rate one- to four-family:
<= 36 months	443,269	2.68	3.7	452,328	2.70	3.7
> 36 months	702,034	3.15	3.2	712,517	3.21	2.8
All other adjustable-rate loans	136,315	4.69	0.3	142,811	4.69	0.3
Total adjustable-rate loans	1,281,618	3.15	3.0	1,307,656	3.20	2.8
Total loans receivable	5,763,055	3.94	4.4	5,687,893	4.04	3.6
Transaction deposits(3)	2,125,977	0.13	6.8	2,064,424	0.15	6.8
Certificates of deposit	2,567,596	1.35	1.4	2,517,739	1.41	1.4
Borrowings(4)	2,965,000	2.92	2.5	2,915,000	2.99	2.6

(1)	The WAL of investment securities and MBS is the estimated remaining maturity after three-month historical prepayment speeds and projected call option assumptions have been applied.
(2)	The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.
(3)	The WAL of transaction (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.
(4)	Amount includes FHLB advances at par value.

At March 31, 2013, the Bank’s one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $739.4 million, or 7.9% of total assets, compared to $1.62 billion, or 17.6% of total assets, at December 31, 2012.  If we experience the magnitude of asset repricing as indicated by the one-year gap and interest rates decrease, downward pressure may be placed on our net interest margin.  Should interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers and agency debt issuers will have less economic incentive to modify their cost of borrowings.  If interest rates were to increase 200 basis points, as of March 31, 2013, the Bank’s one-year gap is projected to be negative $(167.1) million, or (1.8)% of total assets, meaning more liabilities are anticipated to reprice than assets.  This compares to a positive one-year gap of $145.7 million, or 1.6% of total assets, if interest rates were to increase 200 basis points, as of December 31, 2012.  The change in the one-year gap amount in the + 200 basis point scenario between periods is due to a decrease in the amount of assets expected to reprice if rates were to increase 200 basis points.  The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted by changes in interest rates because the Bank’s borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty.  The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on mortgage loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal years 2011 and 2012 and the first quarter of fiscal year 2013, due to low market interest rates.  Cash flows from the Bank’s callable investment securities are anticipated to continue in the coming year due to the low current market rates as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at the lower market rates.  Any decrease in our net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of liabilities.  While the ability to lower the Bank’s cost of deposits is somewhat limited by the already low cost of this portfolio, the Bank has $670.0 million of borrowings scheduled to mature in the next 12 months with a weighted average effective rate of 4.06%.

Average Balance Sheets

The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2013.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates.  Yields on tax-exempt securities were not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31, 2013	March 31, 2013			March 31, 2012
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	3.95%	$5,653,923	$115,403	4.08%	$5,214,027	$120,460	4.62%
MBS(2)	2.45	2,324,497	29,629	2.55	2,415,850	36,542	3.03
Investment securities(2)(3)	1.14	875,321	5,322	1.22	1,323,899	8,752	1.32
Capital stock of FHLB	3.47	131,662	2,233	3.40	127,995	2,202	3.44
Cash and cash equivalents	0.21	59,506	69	0.23	117,751	145	0.25
Total interest-earning assets(1)(2)	3.29	9,044,909	152,656	3.38	9,199,522	168,101	3.65
Other noninterest-earning assets		237,402			234,260
Total assets		$9,282,311			$9,433,782

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.04%	$617,686	$119	0.04%	$548,356	$216	0.08%
Savings	0.10	267,401	133	0.10	254,786	236	0.18
Money market	0.19	1,131,513	1,266	0.22	1,085,811	1,852	0.34
Certificates	1.35	2,543,552	17,675	1.39	2,608,987	22,318	1.71
Total deposits	0.80	4,560,152	19,193	0.84	4,497,940	24,622	1.09
FHLB advances(4)	2.81	2,531,094	36,537	2.90	2,486,771	42,782	3.44
Repurchase agreements	3.88	360,192	6,976	3.83	399,699	7,857	3.87
Total borrowings	2.92	2,891,286	43,513	3.01	2,886,470	50,639	3.50
Total interest-bearing liabilities	1.62	7,451,438	62,706	1.68	7,384,410	75,261	2.03
Other noninterest-bearing liabilities		112,121			111,361
Stockholders’ equity		1,718,752			1,938,011
Total liabilities and stockholders’ equity		$9,282,311			$9,433,782
						(Continued)

	At	For the Six Months Ended
	March 31, 2013	March 31, 2013			March 31, 2012
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income(5)			$89,950			$92,840
Net interest rate spread(6)	1.67%			1.70%			1.62%
Net interest-earning assets		$1,593,471			$1,815,112
Net interest margin(7)				1.99			2.02
Ratio of interest-earning assets
to interest-bearing liabilities				1.21			1.25

Selected performance ratios:
Return on average assets (annualized)				0.76%			0.81%
Return on average equity (annualized)				4.11			3.93
Average equity to average assets				18.52			20.54
Operating expense ratio				1.03			0.93
Efficiency ratio				47.17			41.87

						(Concluded)

(1)

Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balance includes mortgage loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)	The average balance of investment securities includes an average balance of nontaxable securities of $44.0 million and $57.4 million for the six months ended March 31, 2013 and 2012, respectively.
(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on assets such as loans, investment securities, and MBS, and interest paid on liabilities such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	March 31, 2013			December 31, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$5,683,867	$56,936	4.01%	$5,624,629	$58,467	4.16%
MBS(2)	2,311,938	14,446	2.50	2,336,783	15,183	2.60
Investment securities(2)(3)	818,147	2,457	1.20	931,252	2,865	1.23
Capital stock of FHLB	130,716	1,105	3.43	132,587	1,128	3.38
Cash and cash equivalents	62,420	36	0.23	55,178	33	0.24
Total interest-earning assets(1)(2)	9,007,088	74,980	3.33	9,080,429	77,676	3.42
Other noninterest-earning assets	238,232			238,069
Total assets	$9,245,320			$9,318,498

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$637,161	$61	0.04%	$598,634	$58	0.04%
Savings	272,418	62	0.09	262,492	71	0.11
Money market	1,146,185	609	0.22	1,117,159	657	0.23
Certificates	2,541,835	8,612	1.37	2,545,232	9,063	1.41
Total deposits	4,597,599	9,344	0.82	4,523,517	9,849	0.86
FHLB advances(4)	2,533,961	17,909	2.87	2,528,290	18,628	2.92
Repurchase agreements	355,278	3,407	3.84	365,000	3,569	3.83
Total borrowings	2,889,239	21,316	2.99	2,893,290	22,197	3.04
Total interest-bearing liabilities	7,486,838	30,660	1.66	7,416,807	32,046	1.71
Other noninterest-bearing liabilities	99,798			124,176
Stockholders’ equity	1,658,684			1,777,515
Total liabilities and stockholders’ equity	$9,245,320			$9,318,498
					(Continued)

	For the Three Months Ended
	March 31, 2013			December 31, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)

Net interest income(5)		$44,320			$45,630
Net interest rate spread(6)			1.67%			1.71%
Net interest-earning assets	$1,520,250			$1,663,622
Net interest margin(7)			1.97			2.01
Ratio of interest-earning assets
to interest-bearing liabilities			1.20			1.22

Selected performance ratios:
Return on average assets (annualized)			0.77%			0.75%
Return on average equity (annualized)			4.27			3.95
Average equity to average assets			17.94			19.08
Operating expense ratio (annualized)			1.00			1.06
Efficiency ratio			46.19			48.14

					(Concluded)

(1)

Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.  Balance includes mortgage loans receivable held-for-sale.

(2)	MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3)

The average balance of investment securities includes an average balance of nontaxable securities of $42.9 million and $45.0 million for the quarters ended March 31, 2013 and December 31, 2012, respectively.

(4)	The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.
(5)

Net interest income represents the difference between interest income earned on assets such as loans, investment securities, and MBS, and interest paid on liabilities such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)	Net interest margin represents net interest income as a percentage of average interest-earning assets.